UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2016

ELEVEN BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36296	26-2025616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 400 Cambridge, MA	2142
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 871-9911
None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 3, 2016, Eleven Biotherapeutics, Inc. (the “Company”) received the following notifications from the NASDAQ Listings Qualifications Department:

•
For the prior 30 consecutive business days, the bid price of the Company’s common stock on The NASDAQ Global Market closed below the minimum $1.00 per share required for continued inclusion under NASDAQ Marketplace Rule 5810(c)(3)(A) (the “Minimum Bid Price Rule”).

•
For the prior 30 consecutive business days, the Company’s stockholders’ equity did not comply with the minimum stockholders’ equity requirement of $5,000,000 for continued listing on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5810(c)(3)(D) (the “Minimum Market Value Rule”).

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days, or until August 30, 2016 (the “Required Date”), to regain compliance with the Minimum Bid Price Rule. The NASDAQ Listings Qualifications Department informed the Company that if, at any time before the Required Date, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with the Minimum Bid Price Rule, although NASDAQ may, in its discretion, require that an issuer maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance.
In the event the Company does not regain compliance with the Minimum Bid Price Rule by the Required Date, NASDAQ will provide written notification that the Company’s securities will be delisted from The NASDAQ Global Market. At that time, the Company may appeal NASDAQ’s determination to delist the Company’s securities to a NASDAQ Listing Qualifications Panel. Alternatively, the Company could apply to transfer its listing to The NASDAQ Capital Market, provided that it meets all applicable requirements for initial listing on The NASDAQ Capital Market other than the Minimum Bid Price Rule. If such an application were approved and the Company otherwise maintains the listing requirements for The NASDAQ Capital Market, other than with respect to the Minimum Bid Price Rule, the Company would be afforded the remainder of an additional 180 calendar day grace period while listed on The NASDAQ Capital Market to regain compliance with the Minimum Bid Price Rule.
In accordance with NASDAQ Marketplace Rule 5810(c)(3)(D), the Company has 180 calendar days, or until the Required Date, to regain compliance with the Minimum Market Value Rule. The NASDAQ Listings Qualifications Department informed the Company that if, at any time before the Required Date, the market value of the Company’s publicly held shares closes at $5,000,000 or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with the Minimum Market Value Rule, although NASDAQ may, in its discretion, require that an issuer maintain a market value of the Company’s publicly held shares of at least $5,000,000 or more for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance.
In the event the Company does not regain compliance with the Minimum Market Value Rule by the Required Date, NASDAQ will provide written notification that the Company’s securities will be delisted from The NASDAQ Global Market. Alternatively, the Company could apply to transfer its listing to The NASDAQ Capital Market, provided that it meets all applicable requirements for initial listing on The NASDAQ Capital Market.
The Company has not yet determined what action, if any, it will take in response to these notices, although the Company intends to monitor the closing bid price of its common stock and the market value of its publicly held shares between now and the Required Date. The Company will consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the Minimum Bid Price Rule and the Minimum Market Value Rule. The Company disclaims any intention or obligation to update the statements in this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEVEN BIOTHERAPEUTICS, INC.

Date: March 7, 2016	By:	/s/ Abbie C. Celniker
Abbie C. Celniker, Ph.D. President & Chief Executive Officer